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                                                                     Exhibit 3.3

         Amendment No. 1 to the Second Amended and Restated By-Laws of
                       AirNet Communications Corporation.

The Second Amended and Restated By-Laws of AirNet Communications Corporation, adopted September 9, 1999, are hereby amended as follows:

1.   The caption on page 1 shall read as follows:

                          SECOND AMENDED AND RESTATED
                                    BY-LAWS
                                       OF
                       AIRNET COMMUNICATIONS CORPORATION
                            (a Delaware corporation)

                            ------------------------

                           ADOPTED: September 9, 1999
                    Amendment No. 1, adopted March 21, 2000

2. Subparagraph 3.02(a) of Article 3 on page 6 shall be amended and restated in its entirety as follows:

          SECTION 3.02. Number, Qualifications, Terms and Removal from Office.

          (a) The number of directors of the Corporation on the date of adoption of these Bylaws shall be nine(9); provided, however, that upon the closing of a Qualified Public Offering (as defined in the Certificate of Incorporation), the number of directors of the Corporation shall be as set forth in one or more resolutions adopted by the Board of Directors of the Corporation. At the first annual meeting of stockholders following the closing of a Qualified Public Offering, the nominees for directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II, and Class III, respectively, and assigned to such classes in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of a Qualified Public Offering, (i) the Class I directors shall be nominated for election for a term to expire at the third succeeding annual meeting of stockholders following their election, (ii) the Class II directors shall be nominated for election for a term to expire at the second succeeding annual meeting of stockholders following their election, and (iii) the Class III directors shall be nominated for election for a term to expire at the first annual meeting of stockholders following their election. At each succeeding annual meeting of stockholders, directors shall be elected for a term to expire at the third succeeding annual meeting of stockholders following their election to succeed the directors of the class whose terms expire at such annual meeting. The number of directors of the Corporation may be increased or decreased by resolution of the Board of Directors of the Corporation. All directors of the Corporation shall hold office for the term for which they are elected or until their successors shall have been elected and qualified, whichever period is longer. The directors of the Corporation need not be residents of the State of Delaware.

3. Except as modified by this Amendment No. 1, the Second Amended and Restated Bylaws of AirNet Communications Corporation shall remain in full force and effect.